Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No 333-21735, No. 333-50293 and 333-131692) of KSW, Inc. of our report dated February 15, 2007, except for certain subsequent events previously reported, as to which the dates are March 6, 2007 and March 8, 2007, respectively, relating to the consolidated statements of income, comprehensive income, stockholders' equity, and cash flows which are included in this Annual Report on Form 10-K.

/s/ Marden, Harrison & Kreuter
Certified Public Accountants, P.C.

White Plains, New York
March 23, 2009